Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hartman Short Term Income Properties XX, Inc.
Houston, TX

We consent to the incorporation in Amendment No. 4 of this Registration Statement on Form S-11/A of our report dated March 23, 2009 relating to the audit of the balance sheet of Hartman Short Term Income Properties XX, Inc. as of March 12, 2009 and the related statements of operations, shareholders’ deficit and cash flows for the period from February 5, 2009 to March 12, 2009.  We also consent to the reference to us as experts in accounting and auditing under the heading "Experts" in this Prospectus.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
June 2, 2009